                                 Exhibit 10(p)
                                 -------------

              Letter Agreement, dated March 16, 1999, between the
                          Registrant and Hadia Lefavre

March 16, 1999



Hadia LeFavre
2105 Pine Street
Philadelphia, PA 19103

Dear Hadia:

I am very pleased to confirm our offer of employment to you as Senior Vice President, Human Resources of The Scotts Company reporting to me.

BASE SALARY AND EXECUTIVE INCENTIVE PLAN
----------------------------------------

Your initial annual base is $250,000 with a target bonus under the Executive Plan of 45% of salary. Since our fiscal year is October through September, your fiscal 1999 bonus will be prorated based on the number of months you are employed during the fiscal year. Your fiscal 1999 bonus will be guaranteed at a minimum of $75,000. Your salary will be increased by 6% to $265,000 on October 1, 1999.

As discussed, after eighteen (18) months of employment, October 1, 2000, we will review the possibility of changing your title to Executive Vice President.

STOCK OPTIONS
-------------

As a key member of the Executive Team, your initial grant of stock options is 60,000 which will be priced at the closing "asked" price on the day you officially join the company. These stock options will vest 1/3 upon joining the company, 1/3 after your first year and 1/3 after two years of employment. You will receive a separate option agreement. In addition, you will receive a minimum of 20,000 options at the time of the annual grant process which is anticipated for the last quarter in the calendar year in both 1999 and 2000.

SIGN ON BONUS/RELOCATION
------------------------

You will receive a sign on bonus of $125,000, which will be paid during your first week of employment. The sign on bonus is based on your decision not to sell your home in Philadelphia. If you purchase a home in Columbus, we will pay normal closing costs and temporary living expenses according to policy.

CAR ALLOWANCE
-------------

Scotts provides Senior Vice Presidents with a car allowance of $10,000 per year. In accordance with IRS regulations, the value of this car allowance will be reflected in your W-2. It is our understanding that you may deduct that part of this value which is for business purpose.

Hadia LeFavre
Page 2



PERSONAL FINANCIAL PLANNING
---------------------------

Personal financial planning services are provided through the AYCO Corporation. The value of the confidential service is added to your W-2. Some or all of this value may be deducted.

SEPARATION AGREEMENT
--------------------

If your employment is terminated by the Company without Cause, or as a result of your death or Disability, or as a result of a Change of Control, the Company shall pay you (I) your full base salary at the annual base rate in effect immediately prior to the Date of Termination for a period of twenty-four (24) months after the Date of Termination and (ii) incentive compensation for a period of twenty-four (24) months after the Date of Termination equal to the greater of your target percentage in effect at the Date of Termination or the amount of your last actual bonus. If your employment is terminated during the Company's 1999 fiscal year for any reason which would entitle you to receive the payments provided for in the immediately preceding sentence, the amount of incentive compensation which you shall be deemed to have earned for the purpose of calculating the payments owed to you upon termination shall be the sum of $56,250.

STARTING DATE
-------------

This letter assumes you will take up your new duties March 22, 1999.

BENEFITS PROGRAM
----------------

You will be eligible for coverage under The Scotts Company Comprehensive Benefit Program which will be available the first day of the month following your date of employment. This coverage includes participation in our medical and dental coverage, life insurance including dependent coverage, The Scotts Company Retirement Savings Plan, Executive Retirement Plan, flexible spending account program (medical and dependent), tuition reimbursement program, vacation, stock purchase program and short term and long term disability benefits will be available once the required waiting periods are met.

This offer is contingent upon a satisfactory completion of a drug screen required by all Scotts associates.

                                  *     *     *

Hadia, I take great pleasure in extending you this offer on behalf of The Scotts Company. Your addition to the company will solidify our team effort to drive the business forward. As a key player in our executive team, all of us at Scotts will extend our resources in support of your effort. We truly look forward to you joining the Scotts family.

Sincerely,

/s/ Charles M. Berger
---------------------------
Charles M. Berger
Chairman, CEO and President


ACCEPTED:

/s/ Hadia LeFavre                                March 17, 1999
---------------------------                      --------------
Hadia LeFavre                                    Date